EXECUTION VERSION

VOTING AGREEMENT

VOTING AGREEMENT, dated as of August 13, 2012 (this “Agreement”), by and between New Sihitech Limited, a British Virgin Islands company (“Parent”) and the Shareholders of the Company listed on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, Parent, New Sihitech Acquisition Limited, a British Virgin Islands company and a wholly-owned subsidiary of Parent (“Merger Sub”), and Yucheng Technologies Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”) are concurrently herewith entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which at the effective time under the Merger Agreement (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Shareholder Beneficially Owns the Shareholder Existing Shares (each such term as hereinafter defined); and

WHEREAS, as a condition to the willingness of and material inducement to Parent, Merger Sub and the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, each Shareholder has agreed to enter into this Agreement, pursuant to which such Shareholder is agreeing, among other things, to vote all of the Securities (as hereinafter defined) it Beneficially Owns in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.          Certain Definitions. For purposes of this Agreement:

(a)       “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)       “Company Shares” means the shares of common stock, no par value per share, of the Company.

(c)       “Securities” means the Shareholder Existing Shares together with any Company Shares and other securities of the Company which the Shareholder and/or any of its Affiliates acquires Beneficial Ownership of after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

(d)          “Shareholder Existing Shares” means the Company Shares as set forth on Schedule A hereto. In the event of a stock dividend or distribution, or any change in the Company Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term “Shareholder Existing Shares” will be deemed to refer to and include all such stock dividends and distributions and any shares into which or for which any or all of the Shareholder Existing Shares may be changed or exchanged as well as the Shareholder Existing Shares that remain.

Section 2.           Representations and Warranties of Shareholder. Each Shareholder, severally and not jointly, hereby represents and warrants to Parent as follows:

(a)          Ownership of Company Shares. As of the date hereof and at all times prior to the termination of this Agreement, such Shareholder Beneficially Owns (and will Beneficially Own, unless any Shareholder Existing Shares are transferred pursuant to Section 6(a) hereof) the Shareholder Existing Shares set forth opposite such Shareholder’s name on Schedule A. Such Shareholder has and will have at all times through the termination of this Agreement sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 7 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Shareholder Existing Shares set forth opposite such Shareholder’s name on Schedule A, with no limitations, qualifications or restrictions on such power, subject to applicable securities laws and the terms of this Agreement. As of the date hereof, neither such Shareholder nor any of his or her Affiliates Beneficially Owns any Securities other than the Company Shares set forth opposite such Shareholder’s name on Schedule A. None of the Shareholder Existing Shares of such Shareholder is the subject of any commitment, undertaking or agreement, contingent or otherwise, the terms of which relate to or could give rise to the transfer of any Shareholder Existing Shares or would affect in any way the ability of such Shareholder to perform his or her obligations as set out in this Agreement. Such Shareholder has not appointed or granted any proxy inconsistent with this Agreement with respect to the Securities.

(b)          Authority. Such Shareholder has the requisite power to agree to all of the matters set forth in this Agreement with respect to the Securities he or she Beneficially Owns and the full authority to vote, transfer and hold all the Securities he or she Beneficially Owns, with no limitations, qualifications or restrictions on such power, subject to applicable securities laws and the terms of this Agreement.

(c)          Power; Binding Agreement. Such Shareholder has the legal capacity and authority to enter into this Agreement and to perform all of his or her obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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(d)          No Conflicts. None of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of any of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof (i) violates any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets, (ii) results in or constitutes (with or without notice or lapse of time or both) any breach of or default under, or result in the creation of any lien or encumbrance or restriction on, such Shareholder or any of the Securities of such Shareholder, including pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which the Securities of such Shareholder is bound or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Entity. There is no beneficiary, trustee or holder of a voting trust certificate or other interest in such Shareholder whose consent is required for the execution and delivery of this Agreement of the performance by such Shareholder of the obligations hereunder.

(e)          No Encumbrance. Except as permitted by this Agreement, such Shareholder Existing Shares are now and at all times during the term hereof will be, and the Securities will be, held by such Shareholder, free and clear of all liens, proxies, powers of attorney, voting trusts and voting agreements and arrangements (collectively, “liens”), except for any such liens arising hereunder or under applicable federal and state securities laws and/or liens that are not material to the performance of any of its obligations under this Agreement by such Shareholder.

(f)          No Litigation. There is no Legal Proceeding outstanding, pending or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder or the Securities of such Shareholder at law or in equity before or by any Governmental Entity or any other person that could reasonably be expected to impair the ability of such Shareholder to perform his or her obligations hereunder on a timely basis.

(g)          Opportunity to Review; Reliance. Such Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of his or her own choosing. Such Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon the execution, delivery and performance of this Agreement and such Shareholder’s representations, warranties and covenants hereunder.

Section 3.           Representations and Warranties of Parent.

(a)         Parent hereby represents and warrants to each Shareholder that:

(i)          Power; Binding Agreement. Parent has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii)         No Conflicts. None of the execution and delivery of this Agreement by Parent, the consummation by Parent of any of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof (i) conflicts with, or results in any breach of, any provision of the certificate of incorporation or by-laws of Parent, (ii) violates any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their respective properties or assets or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii) and (iii) where such violations or failures to make or obtain any filing with, or permit, authorization, consent or approval of, any Governmental Entity would not, individually or in the aggregate, materially impair the ability of Parent to perform this Agreement.

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Section 4.          Disclosure. Unless required by law or legal process, each Shareholder shall not, and shall cause his or her Affiliates and representatives not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent. Each Shareholder (a) consents to and authorizes the publication and disclosure by Parent of such Shareholder’s identity and ownership of the Securities and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines in its good faith judgment is required to be disclosed by law (including the rules and regulations of the Securities and Exchange Commission) in any press release, any Current Report on Form 8-K, the Proxy Statement, the Schedule 13E-3 and any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Entity in connection with the Merger Agreement (or the transactions contemplated thereby) and (b) agrees promptly to give to Parent any information it may reasonable request for the preparation of any such documents.

Section 5.          Additional Securities. Each Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with its terms, such Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of the number of any additional Securities acquired by such Shareholder after the date hereof.

Section 6.          Transfer and Other Restrictions. Prior to the termination of this Agreement, each Shareholder hereby irrevocably and unconditionally agrees not to, and to cause each of his or her Affiliates not to, directly or indirectly:

(a)         except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or enter into a loan of (collectively, “transfer”), any or all of the Securities it Beneficially Owns or any interest therein, (i) except as provided in Section 7 hereof or (ii) unless each Person to which any of such Securities it Beneficially Owns (or any interest in any of such Securities) is or may be transferred shall have: (A) executed a counterpart of this Agreement and (B) agreed in writing to hold such Securities (or interest in such Securities) subject to all of the terms and provisions of this Agreement;

(b)         grant any proxy or power of attorney with respect to any of the Securities it Beneficially Owns, or deposit any of the Securities it Beneficially Owns into a voting trust or enter into a voting agreement or arrangement with respect to any such Securities except as provided in this Agreement; or

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(c)          take any other action that would prevent or materially impair the Shareholder from performing any of his or her obligations under this Agreement or that would make any representation or warranty of such Shareholder hereunder untrue or incorrect or have the effect of preventing or materially impairing the performance by the Shareholder of any of his or her obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Shareholder of his or her obligations under this Agreement.

Any purported transfer in violation of this Section 6 shall be null and void.

Section 7.          Voting of the Company Shares. Each Shareholder hereby irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of the Company Shares, however called, each Shareholder and each of its Affiliates that acquires Beneficial Ownership of any Securities will appear at such meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the Securities in favor of the approval of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof.

Section 8.          Proxy Card. Each Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written consent, if applicable) the Securities in accordance with Section 7 at any annual or special meeting of the Shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 7 is to be considered. Each Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Securities, if any, are not irrevocable and such Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

Section 9.          Termination. This Agreement shall terminate on the earliest to occur of: (a) termination of the Merger Agreement in accordance with its terms, (b) delivery of a written agreement of Parent to terminate this Agreement and (c) the Effective Time; provided, that the provisions set forth in Section 4 and Section 10 shall survive the termination of this Agreement; provided, further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

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Section 10.          Miscellaneous.

(a)          Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

(b)          Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party, and each party’s respective heirs, beneficiaries, executors, representatives, successors and assigns.

(c)          Amendment; Modification and Waiver. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by (i) each Shareholder and (ii) Parent.

(d)          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incident of ownership of or with respect to any Securities. All rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to each Shareholder and his or her respective Affiliates, if any.

(e)          Interpretation. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including any schedules and exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement means each Shareholder and Parent. References to “US dollar,” “dollars,” “US$ “ or “$ “ in this Agreement are to the lawful currency of the United States of America.

(f)          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing (in the English language) and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic email transmission (so long as a receipt of such e-mail is requested and received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)           if to a Shareholder to such Shareholder in accordance with the contact information set forth next to such Shareholder’s name on Schedule A, with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention:	Michael V. Gisser
Peter X. Huang
Facsimile:	+86 10 6535 5577
E-mail:	Michael.Gisser@skadden.com
Peter.Huang@skadden.com

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(ii)         if to Parent, to:

c/o Yucheng Technologies Limited
Beijing Global Trade Center, Tower D
Floor 9, 36 North Third Ring Road East, Dongcheng District
Beijing 100013, P.R. China
Attention: Weidong Hong
Facsimile: +86 10 5913 7800
E-mail: hongwd@yuchengtech.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention:	Michael V. Gisser
Peter X. Huang
Facsimile:	+86 10 6535 5577
E-mail:	Michael.Gisser@skadden.com
Peter.Huang@skadden.com

(g)     Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(h)     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any State of New York or United States Federal court sitting in the Borough of Manhattan, the City of New York, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each party hereby waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief to which they are entitled at law or in equity, without the requirement to post bond or other security.

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(i)     No Survival. None of the representations, warranties, covenants and agreements made in this Agreement shall survive the termination of the Agreement in accordance with its terms, except for the agreements in Section 4 and this Section 10.

(j)     No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

(k)     Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of law principles.

(l)     Jurisdiction. The parties agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any State of New York or United States Federal court sitting in the Borough of Manhattan, the City of New York. Each of the parties submits to the jurisdiction of any such court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

(m)     Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(n)     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(o)     Counterparts. This Agreement may be executed in one or more counterparts, and by facsimile or .pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart; provided, however, that if any Shareholder fails for any reason to execute, or perform its obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signatures appear on following page.]

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IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

New Sihitech Limited

By:	/s/ Weidong Hung
Name: Weidong Hong
Title: Director

/s/ Weidong Hung
HONG WEIDONG

SIHITECH COMPANY LIMITED

By:	/s/ Weidong Hung
Name: Weidong Hong
Title: Director

/s/ Yun Shi
YUN SHI

/s/ Hong Wu
Hong wu

/s/ Dong Wang
DONG WANG

/s/ Shiping Dai
SHIPING DAI

/s/ Chun Zheng
CHUN ZHENG

Voting Agreement

Signature Page

/s/ Xun Yang
XUN YANG

/s/ Weihua Hong
WEIHUA HONG

/s/ Lijing Ren
LIJING REN

/s/ Danhui Ma
DANHUI MA

/s/ Xinmin Yu
XINMIN YU

/s/ Rebecca B. Le
REBECCA B. LE

Voting Agreement

Signature Page

Schedule A

Shareholder Name	Address Facsimile	Company Shares
Hong Weidong	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	201,000
Sihitech Company Limited	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	2,797,055
Yun Shi	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	1,472,878
Hong Wu	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	225,952
Dong Wang	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	374,206
Steve Shiping Dai	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	141,849

Shareholder Name	Address Facsimile	Company Shares
Chun Zheng	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	176,056
Weihua Hong	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	51,040
Lijing Ren	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	60,000
Xun Yang	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	70,389
Danhui Ma	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	31,431
Xinmin Yu	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	146,803

Rebecca B. Le	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	72,725